 FORM OF INVESTMENT ADVISORY AGREEMENT
BETWEEN
 THE CHARTWELL FUNDS
AND
CHARTWELL INVESTMENT PARTNERS, LLC

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of _____________, 2017 is entered into by and between The Chartwell Funds, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and Chartwell Investment Partners, LLC, a Pennsylvania limited liability company (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to each Fund, each a series of the Trust, which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.   In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to each Fund with respect to the investment of the Fund’s assets and the purchase of securities for and the sale of securities held in the investment portfolio of the Fund.

2.   Duties and Obligations of the Advisor with Respect to Investment of Assets of Each Fund.

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Trust’s Board of Trustees, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of each Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise the investment program of the Fund and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund; (iv) keep the Trust fully informed with regard to each Fund’s investment performance and investment mandate compliance; and (v) furnish the Trust with such other documents and information as the Trust may from time to time reasonably request.

(b) In performing its duties under this Section 2 with respect to a Fund, the Advisor may choose to delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisors. If the Advisor chooses to do so, such delegation may include but is not limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-advisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act; and provided, further, that no such delegation shall relieve the Advisor from its duties and obligations of management and supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law. If the Advisor delegates any of its duties and obligations under this Agreement with respect to a Fund to one or more investment sub-advisors, then subject to the requirements of the 1940 Act the Advisor shall have (i) overall supervisory responsibility for the general management and investment of the Fund’s assets; (ii) full discretion to select new or additional investment sub-advisors for the Fund; (iii) full discretion to enter into and materially modify existing sub-advisory agreements with investment sub-advisors; (iv) full discretion to terminate and replace any investment sub-advisor; and (v) full investment discretion to make all determinations with respect to the investment of the Fund’s assets not then managed by an investment sub-advisor. In connection with the Advisor’s responsibilities with respect to any sub-advised Fund, the Advisor shall (i) assess the Fund’s investment focus and investment strategy for each sub-advised portfolio of the Fund; (ii) perform diligence on and monitor the investment performance and adherence to compliance procedures of each investment sub-advisor providing services to the Fund; and (iii) seek to implement decisions with respect to the allocation and reallocation of the Fund’s assets among one or more current or additional investment sub-advisors from time to time, as the Advisor deems appropriate, to enable the Fund to achieve its investment goals. In addition, the Advisor shall monitor compliance by each investment sub-advisor of a Fund with the investment objectives, policies and restrictions of the Fund, and review and periodically report to the Board of Trustees of the Trust on the performance of each investment sub-advisor.

3.   Covenants. In the performance of its duties under this Agreement, the Advisor:

(a) shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in its Registration Statement on Form N-1A; and (v) compliance policies and procedures of the Trust adopted by the Board of Trustees of the Trust applicable to a Fund and communicated to the Advisor in writing;

(b) will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time in such a manner that the Advisor deems, in good faith, to be in the best interest of the Fund and in accordance with the Advisor’s proxy voting policy;

(c) may direct the Fund’s custodian to open and maintain brokerage accounts for securities and other property in the name of the Fund;

(d) will, with respect to each Fund’s assets not managed by an investment sub-advisor, place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the most favorable execution of its orders. In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance, however, will the Fund’s securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

(e) will maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement, or will provide the Trust with at least 30 days’ advance written notice if the Advisor obtains such insurance in a lesser amount;

(f) will supply such information to the Trust’s administrator(s) and permit such reasonable compliance inspections by the Trust’s administrator(s) during the Advisor’s normal business hours with respect to the activities of a Fund as shall be reasonably necessary to permit the administrator(s) to satisfy their obligations and respond to the reasonable requests of the Board of Trustees, including without limitation full copies of all letters received by the Advisor during the term of this Agreement from the staff of the U.S. Securities and Exchange Commission regarding its examination of the activities of the Advisor with respect to a Fund; and

(g) will use its best efforts to assist the Trust and each Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust a written assessment of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

4.   Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or affiliate thereof from acting as investment advisor for any other person, firm, corporation or investment company, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.   Confidentiality. The Advisor and the Trust each expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought, in good faith, to be treated as proprietary or confidential (the “Confidential Information”). Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information.

Neither party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice to the extent reasonably practicable and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible. Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party not known to be subject to a confidentiality provision; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

6.   Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Advisor maintaining copies of any such records, including the performance records of each Fund, and will not object to the Advisor using such performance records to promote its services to other accounts, including other fund accounts.

7.   Agency Cross and Rule 17a-7 Transactions. From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client that makes its own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Trust authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account. The Advisor agrees that it will not arrange purchases or sales of securities between a Fund and an Account advised by the Advisor unless (a) the purchase or sale is in accordance with applicable law (including Rule17a-7 under the 1940 Act) and the Trust’s policies and procedures, (b) the Advisor determines that the purchase or sale is in the best interests of the Fund, and (c) the Trust’s Board of Trustees has approved these types of transactions. The Trust may revoke its consent at any time by written notice to the Advisor.

8.   Expenses. During the term of this Agreement, each Fund will bear all of its expenses not expressly assumed by the Advisor in writing incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a) Each Fund shall pay (i) fees payable to the Advisor pursuant to this Agreement; (ii) the cost (including brokerage commissions, transaction fees or charges, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities and other investments and any losses in connection therewith; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the Fund’s share of compensation, fees and reimbursements paid to the Trust’s non-interested Trustees; (vi) fees or expenses of custodians, transfer agents, registrars, independent pricing vendors or other service providers (except sub-advisors); (vii) legal and accounting expenses, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the Trust’s non-interested Trustees; (viii) all federal, state and local taxes (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) the Fund’s share of expenses of shareholders’ meetings, meetings of the Board or any committee thereof, and other meetings of the Trust; (xii) expenses of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and the Advisor); (xiii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiv) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (xv) expenses of preparing, typesetting, printing and distributing prospectuses and statements of additional information and any supplements thereto, and reports, statements, notices and dividends to the Fund’s shareholders; (xvi) shareholder servicing fees; (xvii) interest; (xviii) governmental fees; (xix) costs, including interest expenses and loan commitment fees, of borrowing money; (xx) website costs; (xxi) the Fund’s share of compensation, fees and expenses of the Trust’s chief compliance officer and any employees of the Trust; (xxii) audit fees; and (xxiii) the Fund’s share of litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, expenses relating to the Trust’s obligation to indemnify others; and

(b) the Advisor shall pay all expenses incurred by it in the performance of its duties under this Agreement, including all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder, and all fees of any sub-advisors.

9.   Compensation of the Advisor. Each Fund agrees to pay to the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor pursuant to this Agreement, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to the Fund’s average daily net assets. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The fee payable to the Advisor under this Agreement will be reduced to the extent required by any expense limitation agreement. The Advisor may voluntarily absorb certain Fund expenses or waive all or a portion of its fee.

10.   Advisor’s Liability. The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the Trust in connection with the performance of this Agreement, except (i) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, (ii) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement, or (iii) a loss which arises out of or is based upon or in connection with any material misstatement or omission of a material fact in information regarding the Advisor furnished in writing by the Advisor to the Trust specifically for use in the Registration Statement on Form N-1A.

11.   Duration and Termination. This Agreement shall become effective with respect to each Fund as of the corresponding effective date indicated in Appendix A and, unless sooner terminated with respect to a Fund as provided herein, shall continue in effect for a period of two years as to such Fund. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time as to a Fund, without the payment of any penalty, upon giving the Advisor 60 days’ notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved (x) by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or (y) by the Advisor on 60 days’ written notice (which notice may be waived by the Trust). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

12.   Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

13.   Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the 1940 Act.

14.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

15.   Use of the Names of the Fund. The Advisor has consented to the use by each Fund of the name or identifying word “Chartwell” and/or “Berwyn” in the name of the Fund. Such consent is conditioned upon the employment of the Advisor as the investment advisor to the Fund. The name or identifying word “Chartwell” and/or “Berwyn” may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates. The Advisor may require any Fund to cease using “Chartwell” and/or “Berwyn” in the name of the Fund and in connection with the Fund’s operations if the Fund ceases to employ, for any reason, the Advisor, any successor thereto or any affiliate thereof as investment advisor.

16.   Additional Limitation of Liability. The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of the Trust shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

17.   Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

18.   Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE TRUST: THE CHARTWELL FUNDS, on behalf of each Fund listed on Appendix A

By:
Name:
Title:

THE ADVISOR: CHARTWELL INVESTMENT PARTNERS, LLC

By:
Name:
Title:

Appendix A

Fund	Annual Advisory Fee As a Percentage of Average Daily Net Assets	Effective Date
Berwyn Fund	1.00% of the first $500 million; 0.95% of the next $500 million; and 0.90% of such asset over $1 billion
Berwyn Income Fund	0.50% of the first $1.75 billion; 0.48% of the next $1.75 billion; and 0.46% of such assets over $3.5 billion
Chartwell Mid Cap Value Fund	0.75%
Chartwell Short Duration High Yield Fund	0.50%
Chartwell Small Cap Value Fund	0.90%
Chartwell Small Cap Growth Fund	[0.85%]